CONSENT OF
SCHLUMBERGER DCS

We hereby consent to the use of the names “Data and Consulting Services (DCS) Division of Schlumberger Technology Corporation”, “Schlumberger Holditch and Associates”, “Schlumberger Data and Consulting Services”, and “Schlumberger H-RT” and to the use of any references to such entities, and to the inclusion of and references to any reports of those entities or information contained therein prepared for Aurora Energy, Ltd., in the Registration Statement on Form S-4 of Cadence Resources Corporation for the filing dated on or about May 12, 2005.

Pittsburgh, PA
May 11, 2005

SCHLUMBERGER DCS

Name: Joseph H. Frantz, Jr. P.E.
Title: Operations Manager, USLE-N, Pittsburgh, PA